Exhibit 99.1

Armata Pharmaceuticals Announces Closing of Second Tranche of $25 Million

Securities Purchase Agreement with Innoviva, Inc.

• Funds to be used primarily to advance its lead Pseudomonas aeruginosa candidate, AP-PA02

MARINA DEL REY, California, March 30, 2020 – Armata Pharmaceuticals, Inc. (NYSE American: ARMP) (“Armata” or the “Company”), a biotechnology company focused on precisely targeted bacteriophage therapeutics for antibiotic-resistant infections, today announced that, following a vote in favor of the transaction by more than 99% of the Armata shareholders that voted, Armata has completed the closing of the second tranche under the Company’s $25 million Securities Purchase Agreement with Innoviva, Inc. (NASDAQ: INVA) (“Innoviva”), a company with a portfolio of royalties that include respiratory assets partnered with Glaxo Group Limited. In connection with the second closing, Armata issued 7,717,661 common shares, at a price of $2.87 per share, and warrants to purchase 7,717,661 common shares, at an exercise price of $2.87 per share, in exchange for gross proceeds of approximately $22.2 million.

“The completion of our $25 million financing with Innoviva provides our company with significant resources that will allow us to efficiently advance our pipeline of phage-based therapeutics to treat multi-drug resistant bacterial infections,” stated Todd R. Patrick, Chief Executive Officer of Armata. “This is an important year for Armata as we aim to advance two programs into clinical trials, most notably our lead program, AP-PA02, which we are developing to treat lower airway infections caused by Pseudomonas aeruginosa. This pathogen has demonstrated a high level of intrinsic resistance to most antibiotics and has been particularly problematic for cystic fibrosis patients, a challenge that is reflected in our recent announcement that we have been selected for a therapeutics development award of up to $5 million from the Cystic Fibrosis Foundation. We are very pleased to have the support of Innoviva on these important programs.”

The closing of the first tranche of the Innoviva Securities Purchase Agreement, which occurred on February 12, 2020, raised gross proceeds of approximately $2.8 million through the issuance of 993,139 common shares, at a price of $2.87 per share, and warrants to purchase an additional 993,139 common shares, at an exercise price of $2.87 per share. Concurrent with the closing of the first tranche, Innoviva directors Odysseas Kostas, M.D. and Sarah Schlesinger, M.D joined Armata’s Board of Directors.

Armata currently has approximately 18.6 million shares of common stock and warrants exercisable for approximately 10.6 million shares of common stock outstanding.

The Company expects the proceeds from the offering to provide sufficient cash resources to achieve several important milestones in 2020 and 2021.

This release does not constitute an offer to sell or the solicitation of an offer to buy any security. The shares offered have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be offered or sold in the United States or any state thereof absent registration under the securities act and applicable state securities laws or an applicable exemption from registration requirements.

About Armata Pharmaceuticals, Inc.

Armata is a clinical-stage biotechnology company focused on the development of precisely targeted bacteriophage therapeutics for the treatment of antibiotic-resistant infections using its proprietary bacteriophage-based technology. Armata is developing and advancing a broad pipeline of natural and synthetic phage candidates, including clinical candidates for Pseudomonas aeruginosa, Staphylococcus aureus, and other pathogens. In addition, in collaboration with Merck, known as MSD outside of the United States and Canada, Armata is developing proprietary synthetic phage candidates to target an undisclosed infectious disease agent. Armata is committed to advancing phage with drug development expertise that spans bench to clinic including in-house phage specific GMP manufacturing.

Forward Looking Statements

This communication contains "forward-looking" statements, including, without limitation, statements related to the anticipated benefits of the offering and related transactions, Armata’s ability to meet expected milestones, expand its pipeline, pursue additional potential partnerships, statements related to clinical trials, including the anticipated initiation of a clinical trial of AP-PA02, and future milestones, including obtain topline data from the clinical trial of AP-PA02, obtain third party, non-dilutive funding to advance the company’s Staphylococcus aureus phage candidate, AP-SA02, into clinical trials, and file an IND to initiate clinical studies of AP-SA02. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon Armata's current expectations. Forward-looking statements involve risks and uncertainties. Armata's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to Armata's ability to advance its preclinical and clinical programs and the uncertain and time-consuming regulatory approval process; Armata’s ability to develop products based on bacteriophages and synthetic phages to kill bacterial pathogens; Armata’s expected market opportunity for its products; the potential impact of the COVID-19 (coronavirus) pandemic and the impact it could have on our employees, facilities, development activities and timelines; and Armata's ability to sufficiently fund its operations as expected, including obtaining additional funding as needed. Additional risks and uncertainties relating to Armata and its business can be found under the caption "Risk Factors" and elsewhere in Armata's filings and reports with the SEC, including in Armata's Annual Report on Form 10-K, filed with the SEC on March 19, 2020, and Armata's subsequent filings with the SEC. Armata expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Armata's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Media Contacts:

At Armata:

Steve Martin

Armata Pharmaceuticals, Inc.

ir@armatapharma.com

858-800-2492

Armata Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

212-915-2569

At Innoviva:

Dan Zacchei / Alex Kovtun
Sloane & Company
212-446-9500
dzacchei@sloanepr.com / akovtun@sloanepr.com